Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Ben Pratt The Mosaic Company 763-577-6102 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

THE MOSAIC COMPANY REPORTS FIRST QUARTER 2018 RESULTS

PLYMOUTH, MN, May 7, 2018 - The Mosaic Company (NYSE: MOS) today reported first quarter 2018 net earnings of $42 million, compared to a net loss of $1 million in the first quarter of 2017. First quarter earnings per share were $0.11, which included a negative impact of $0.09 per share from notable items, primarily related to non-cash currency translation charges and costs related to the Vale Fertilizantes acquisition, partially offset by discrete tax items. Adjusted earnings per share during the first quarter of 2018 were $0.201. Adjusted earnings were negatively impacted by the late spring and other weather related issues, including underperformance of Canadian rail providers, which negatively impacted phosphate and potash sales volumes and unit costs, and was the primary driver of an approximately $290 million increase in working capital.
“We saw strong fundamentals in the first quarter, and we expect that positive momentum to continue,” said Joc O’Rourke, President and Chief Executive Officer. “We’ve increased our full year adjusted earnings per share guidance to reflect improving market conditions and strong operational performance across business units. Our excellent progress on the transformational initiatives at Mosaic Fertilizantes is expected to generate substantial earnings growth in the second half of 2018.”
Mosaic’s net sales in the first quarter of 2018 were $1.9 billion, compared to $1.6 billion last year, primarily driven by the acquisition of Vale Fertilizantes. Operating earnings during the quarter were $81 million, up from $30 million a year ago, driven by higher gross margins in all three operating segments.

1 See “Non-GAAP Financial Measures” for additional information and reconciliation.

Cash flow used by operating activities in the first quarter of 2018 was $71 million compared to cash flow provided by operating activities of $146 million in the prior year. The current period reflects a significant increase in working capital ahead of the delayed peak fertilizer season, as well as weather and logistics issues. Capital expenditures totaled $223 million in the quarter. Mosaic’s total cash and cash equivalents, excluding restricted cash, were $659 million and long-term debt was $5.1 billion as of March 31, 2018. Subsequent to quarter end, the Company used $100 million in cash to further reduce long-term debt.
“Excellent execution and improving market conditions are driving stronger cash flow expectations and providing Mosaic with an opportunity to increase the pace of debt reduction,” said Joc O’Rourke.  “In fact, we have prepaid $300 million in debt since year-end and have increased our target to pay down $500 million in long term debt this year, which would bring us closer to our through-cycle balance sheet targets.”
Phosphates

Phosphates Results*	1Q 2018 Actual	1Q 2018 Guidance
Sales Volumes	1.9 million tonnes	1.9 to 2.2 million tonnes
Gross Margin (GAAP)	$49 per tonne
Adjusted Gross Margin (non GAAP)	$57 per tonne	$55 to $65 per tonne
*Tonnes = finished product tonnes
Net sales in the Phosphates segment were $866 million for the first quarter, up from $839 million last year with higher average sales prices partially offset by lower sales volumes as a result of a delayed spring season and logistical challenges. Gross margin was $97 million for the first quarter and included a negative $15 million notable item due to refinement of our weighted average inventory costing, compared to $57 million for the same period a year ago. The increase in the first quarter gross margin was driven by higher average sales prices, as well as operational improvements that lowered controllable operating costs in the segment. These benefits were partially offset by higher ammonia and sulfur costs, as well as the notable item discussed above.
The first quarter average finished product selling price was $431 per tonne, compared to $369 per tonne a year ago. Phosphates segment total finished product sales volumes were 1.9 million tonnes, down from 2.3 million, reflecting both the idling of our Plant City concentrates facility and the delayed planting in North America.

Potash

Potash Results	1Q 2018 Actual	1Q 2018 Guidance
Sales Volumes	1.7 million tonnes	1.7 to 2.0 million tonnes
Gross Margin (GAAP)	$61 per tonne
Adjusted Gross Margin (non GAAP)	$64 per tonne	$50 to $60 per tonne
Net sales in the Potash segment totaled $404 million for the first quarter, down from $414 million last year with higher average sales prices more than offset by reduced sales volumes as a result of a change in the Canpotex revenue recognition policy and logistical challenges during the quarter. Gross margin was $102 million for the first quarter and included a negative $5 million notable item due to refinement of our weighted average inventory costing, compared to $69 million for the same period a year ago. The improvement in gross margin was primarily driven by higher average realized sales prices. MOP cash costs, including brine management costs, were $86 per tonne, flat with last year’s levels despite a negative impact from logistics related product containment issues during the quarter.
The first quarter average selling price was $239 per tonne, up from $210 per tonne a year ago. Potash segment total sales volumes for the first quarter were 1.7 million tonnes, down from 2.0 million tonnes last year, reflecting a 0.4 million tonne loss from the change in Canpotex revenue recognition policy.
Mosaic Fertilizantes

Mosaic Fertilizantes Results*	1Q 2018 Actual	1Q 2018 Guidance
Sales Volumes	1.6 million tonnes	1.3 to 1.6 million tonnes
Gross Margin (GAAP)	$37 per tonne
Adjusted Gross Margin (non GAAP)	$37 per tonne	$25 to $35 per tonne
*Tonnes = finished product tonnes

Net sales in the Mosaic Fertilizantes segment were $665 million for the first quarter, up from $427 million last year. Gross margin was $59 million, compared to $18 million for the same period a year ago. The year-over-year increase in gross margin is primarily driven by the acquisition of Vale Fertilizantes.

The first quarter average finished product selling price was $420 per tonne, compared to $375 per tonne a year ago. Mosaic Fertilizantes segment total finished product sales volumes were 1.6 million tonnes, up from 1.1 million last year, primarily as a result of the acquisition of Vale Fertilizantes.
During the quarter, Mosaic Fertilizantes completed actions that are expected to drive over $100 million in annualized synergies. The majority of these synergies is expected to flow through cost of goods sold, with one-third realized in earnings in the first half of 2018, and two-thirds realized in earnings in the second half of the year. In the first quarter, Mosaic realized earnings benefits of approximately $12 million.
Other
Selling, General and Administrative (SG&A) expenses were $94 million for the first quarter, up from $81 million last year, primarily as a result of a larger business footprint in Brazil and higher accruals for expected performance based compensation.
While the reported tax rate during the first quarter of 2018 was over 200 percent, excluding discrete items, the effective tax rate was 28 percent. For the full year 2018, Mosaic now expects the effective tax rate to be around 30 percent, as a result of a higher expected contribution to pre-tax earnings from Brazil. Mosaic does not expect to pay material cash taxes in 2018.
Financial Guidance
“Delays in new fertilizer supply coming to market, as well as strong demand and improving farm economics bode well for Mosaic’s future,” O’Rourke said. “Mosaic’s transformation is well underway in all of our businesses, which, combined with positive market trends, puts Mosaic in an excellent position to create sustainable shareholder value over the long term.”
For the second quarter of 2018, Mosaic expects:

	Sales Volumes millions of tonnes*	Adjusted Gross Margin
Potash	2.1 - 2.4	$50 - $60 per tonne
Phosphates	2.1 - 2.4	$65 - $75 per tonne
Mosaic Fertilizantes	2.0 - 2.3	$20 - $30 per tonne
Corporate and Other		$(30) - $(15) million
*Tonnes = finished product tonnes
In the potash segment, rail logistical issues have already impacted the second quarter. If these issues continue, second quarter volumes would be negatively impacted and curtailments could result in higher costs and lower gross margins per tonne.

In the phosphates segment, improved margin expectations reflect cost management as well as improved market conditions. Chinese phosphate exports continue to be a key factor for the phosphate market.
In the Mosaic Fertilizantes segment, volumes have begun to reflect a seasonal acceleration in demand, and the Company expects higher synergy realization and improving market conditions to be offset by the diminished benefits of purchase accounting adjustments on inventory, traditional second quarter maintenance turn arounds, and a higher proportion of SSP sales, a lower margin product.
The Company is not providing forward looking guidance for U.S. GAAP reported earnings per diluted share or a quantitative reconciliation of forward-looking adjusted earnings per diluted share. Please see "Non-GAAP Financial Measures" for additional information.  EPS guidance is based on preliminary estimates of asset values and depreciation for the acquired Vale Fertilizantes business which are expected to be finalized during 2018.
For calendar 2018, Mosaic now expects:

$ in millions except per share	Full Year 2018
Adjusted earnings per share	$1.20 - $1.60 per share
SG&A	$325 - $350
Adjusted EBITDA	$1,700 - $1,900
Capital Expenditures	$900 - $1,100

Millions of tonnes	Full Year 2018 Sales Volumes (finished product)
Potash	8.2 - 9.0
Phosphates	8.2 - 9.0
Mosaic Fertilizantes	9.2 - 10.0*

*Reflects a correction from prior estimate which did not correctly capture inter-segment sales volume eliminations.
About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.
Mosaic will conduct a conference call on Tuesday, May 8, 2018, at 9:00 a.m. Eastern Time to discuss first quarter 2018 earnings results as well as global markets and trends. Presentation slides and a simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the anticipated benefits and synergies of our acquisition of the global phosphate and potash operations of Vale S.A. previously conducted through Vale Fertilizantes S.A. (which, when combined with our legacy distribution business in Brazil, is now known as Mosaic Fertilizantes) (the “Transaction”), other proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: difficulties with realization of the benefits and synergies of the Transaction, including the risks that the acquired business may not be integrated successfully or that the anticipated synergies or cost or capital expenditure savings from the Transaction may not be fully realized or may take longer to realize than expected, including because of political and economic instability in Brazil or changes in government policy in Brazil; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the performance of the Wa’ad Al Shamal Phosphate Company (also known as MWSPC), the ability of MWSPC to obtain additional planned funding in acceptable amounts and upon acceptable terms, the timely development and commencement of operations of production facilities in the Kingdom of Saudi Arabia, and the future success of current plans for MWSPC and any future changes in those plans; the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine, which is operated by an entity in which we are the majority owner; difficulties with realization of the benefits of our long term natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC, its existing or future funding and Mosaic’s commitments in support of such funding; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.
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Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share guidance, or adjusted EPS, non-GAAP gross margin per tonne, or adjusted gross margin per tonne, and non-GAAP EBITDA, or adjusted EBITDA, referred to as non-GAAP financial measures. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS, adjusted gross margin, and adjusted EBITDA are calculated by excluding the impact of notable items from the

GAAP measure. Notable items impact on gross margin and EBITDA is pretax. Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. We are not providing forward looking guidance for U.S. GAAP reported diluted net earnings per share, gross margin per tonne, or EBITDA, or a quantitative reconciliation of forward-looking adjusted EPS because we are unable to predict with reasonable certainty our notable items without unreasonable effort. Historically, our notable items have included, but are not limited to, foreign currency transaction gain or loss, unrealized gain or loss on derivatives, acquisition-related fees, discrete tax items, contingencies and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period. Reconciliations for historical periods beginning with the quarter ended June 30, 2016 are provided under “Consolidated Data” in the Selected Calendar Quarter Financial Information performance data for the related periods. This information is available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

For the three months ended March 31, 2018, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.09:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(32)	$9	$(0.06)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(12)	3	(0.02)
Fees related to purchase of Vale Fertilizantes	Corporate and Other	Other operating income (expense)	(18)	5	(0.03)
Integration costs	Corporate and Other	Other operating income (expense)	(8)	2	(0.02)
Costs to capture synergies	Mosaic Fertilizantes	Other operating income (expense)	(16)	5	(0.03)
Refinement of inventory costing	Potash	Cost of goods sold	(5)	2	(0.01)
Refinement of inventory costing	Phosphates	Cost of goods sold	(15)	4	(0.03)
Realized loss on RCRA Trust securities	Phosphates	Other non-operating income (expense)	(5)	1	(0.01)
Severance	Corporate and Other	Other operating income (expense)	(4)	1	(0.01)
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	48	0.13
Total Notable Items			$(115)	$80	$(0.09)
For the three months ended March 31, 2017, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.04:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction loss	Consolidated	Foreign currency transaction gain (loss)	$9	$(1)	$0.02
Unrealized loss on derivatives	Corporate & Other	Cost of goods sold	(1)	—	—
Fees related to purchase of Vale Fertilizantes	Corporate & Other	Other operating expense	(3)	—	(0.01)
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	(9)	(0.03)
Liquidated damages for CF ammonia agreement	Phosphates	Other operating income (expense)	(3)	—	(0.01)
Resolution of Canadian tax audit	Potash	Cost of goods sold	(3)	—	(0.01)
Total Notable Items			$(1)	$(10)	$(0.04)

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended March 31,
	2018	2017
Net sales	$1,933.7	$1,578.1
Cost of goods sold	1,691.6	1,448.5
Gross margin	242.1	129.6
Selling, general and administrative expenses	93.6	80.9
Other operating expense	67.8	18.6
Operating earnings	80.7	30.1
Interest expense, net	(49.4)	(25.8)
Foreign currency transaction (loss) gain	(32.2)	8.9
Other expense	(5.6)	(4.5)
(Loss) earnings from consolidated companies before income taxes	(6.5)	8.7
(Benefits from) provision for income taxes	(49.9)	9.7
Earnings (loss) from consolidated companies	43.4	(1.0)
Equity in net loss of nonconsolidated companies	(3.3)	(0.1)
Net earnings (loss) including noncontrolling interests	40.1	(1.1)
Less: Net loss attributable to noncontrolling interests	(2.2)	(0.2)
Net earnings (loss) attributable to Mosaic	$42.3	$(0.9)
Diluted net earnings per share attributable to Mosaic	$0.11	$—
Diluted weighted average number of shares outstanding	384.1	350.5

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$659.4	$2,153.5
Receivables, net	708.4	642.6
Inventories	2,059.0	1,547.2
Other current assets	414.6	273.2
Total current assets	3,841.4	4,616.5
Property, plant and equipment, net	11,865.3	9,711.7
Investments in nonconsolidated companies	836.3	1,089.5
Goodwill	1,760.6	1,693.6
Deferred income taxes	495.9	254.6
Other assets	1,652.8	1,267.5
Total assets	$20,452.3	$18,633.4
Liabilities and Equity
Current liabilities:
Short-term debt	$71.8	$6.1
Current maturities of long-term debt	250.8	343.5
Structured accounts payable arrangements	426.7	386.2
Accounts payable	679.4	540.9
Accrued liabilities	791.8	754.4
Total current liabilities	2,220.5	2,031.1
Long-term debt, less current maturities	4,823.1	4,878.1
Deferred income taxes	1,178.5	1,117.3
Other noncurrent liabilities	1,550.5	967.8
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of March 31, 2018 and December 31, 2017	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 389,188,324 shares issued and 385,416,049 shares outstanding as of March 31, 2018, 388,998,498 shares issued and 351,049,649 shares outstanding as of December 31, 2017	3.8	3.5
Capital in excess of par value	977.2	44.5
Retained earnings	10,675.6	10,631.1
Accumulated other comprehensive loss	(1,201.6)	(1,061.6)
Total Mosaic stockholders' equity	10,455.0	9,617.5
Noncontrolling interests	224.7	21.6
Total equity	10,679.7	9,639.1
Total liabilities and equity	$20,452.3	$18,633.4

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended March 31,
	2018	2017
Cash Flows from Operating Activities:
Net cash provided by (used in) operating activities	$(71.0)	$146.0
Cash Flows from Investing Activities:
Capital expenditures	(223.3)	(223.8)
Purchases of available-for-sale securities - restricted	(185.7)	(736.1)
Proceeds from sale of available-for-sale securities - restricted	184.0	734.3
Investments in consolidated affiliate	1.3	(25.0)
Proceeds from sale of fixed assets	1.2	—
Acquisition, net of cash acquired	(994.6)	—
Other	(3.3)	5.0
Net cash used in investing activities	(1,220.4)	(245.6)
Cash Flows from Financing Activities:
Payments of short-term debt	—	(14.5)
Proceeds from issuance of short-term debt	65.3	143.0
Payments of structured accounts payable arrangements	(235.7)	(35.3)
Proceeds from structured accounts payable arrangements	173.8	107.3
Payments of long-term debt	(206.9)	(1.6)
Proceeds from issuance of long-term debt	—	1.3
Cash dividends paid	(9.6)	(96.4)
Other	(0.2)	(1.6)
Net cash provided by (used in) financing activities	(213.3)	102.2
Effect of exchange rate changes on cash	13.4	3.0
Net change in cash, cash equivalents and restricted cash	(1,491.3)	5.6
Cash and cash equivalents - beginning of period	2,194.4	711.4
Cash and cash equivalents - end of period	$703.1	$717.0

Reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets to the unaudited statements of cash flows:
Cash and cash equivalents	$659.4	$675.3
Restricted cash in other current assets	9.4	7.1
Restricted cash in other assets	34.3	34.6
Total cash, cash equivalents and restricted cash shown in the unaudited statement of cash flows	$703.1	$717.0

Earnings Per Share Calculation

	Three months ended March 31,
	2018	2017
Net earnings attributable to Mosaic	$42.3	$(0.9)
Basic weighted average number of shares outstanding	382.6	350.5
Dilutive impact of share-based awards	1.5	—
Diluted weighted average number of shares outstanding	384.1	350.5
Basic net earnings per share attributable to Mosaic	$0.11	$—
Diluted net earnings per share attributable to Mosaic	$0.11	$—